Exhibit 99.2

12900 Preston Road, Suite 700 Dallas, Texas 75230 T 972.233.8242 F 972.233.7362

May 10, 2013
Revised

Mr. Joseph B. Armes
6810 Mimosa Lane
Dallas, Texas 75230

Dear Joe:

On behalf of the Capital Southwest Corporation (CSW) Board of Directors I am pleased to offer you the position of President of CSW and Member of the Board of Directors.  As noted in our Bylaws, the President of CSW also serves as Chief Executive Officer of the corporation. The effective date of your employment will be June 17, 2013.

The compensation package that has been developed for you and approved by the Compensation Committee and Board includes the following:

Base Pay
Salary, paid semi-monthly in the annual amount of $430,000.

Annual Incentive Bonus
CSW created an incentive based cash bonus program for senior management in Fiscal 2013.  The plan focuses on certain key goals that were mutually agreed to by the Investment Team and Operations Team and approved by the Board.  A copy of the 2014 Plan is attached.  In fiscal 2013, a very similar plan generated an average success factor for all seven participants equal to 68% of the goals which generated cash bonus awards of 68% of their salaries.  The two most senior managers scored at 100%.

Your particular plan will utilize the same average success factor achieved by the senior management (same individuals in FY 2014 as FY 2013) but will include a 150% of base pay factor.  Assuming a start date near June 1, 2013, the results will be prorated at 10/12 of the total for FYE 3/31/14.  If the same 68% is achieved, your cash bonus will be $365,500 (68% X 150% X $430,000 X 10/12).

The Company reviews all salary levels on an annual basis.  The Annual Incentive Bonus is reset at the beginning of each fiscal year.

Long-Term Incentive Bonus Programs

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Phantom Stock Options – 5 year vesting in the amount of 6,000 shares.  The options are tied to the Net Asset Value (NAV) of CSW.  The most recent quarterly NAV of CSW at March 31, 2013 is $173.20 per share resulting in a carry of $1,039,200.  The actual Phantom Stock Option will be awarded during the July 15, 2013 Compensation Committee Meeting and set as of the June 30, 2013 valuation determination.  At maturity, the beginning carry will be deducted from the corresponding carry as of June 30, 2018 with the difference paid in cash to the holder.

Mr. Joseph B. Armes
May 10, 2013

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Restricted Stock Units (RSUs) – 5 year vesting.  1,250 shares of CSW common stock will be awarded at the July 15, 2013 Compensation Committee Meeting.  The current market price of CSW is approximately $125.00 per share representing a proforma carry of $156,250.  CSW RSUs are traditional in nature whereby the holder ultimately achieves full ownership of the underlying shares and receives all cash dividends (subject to tax) during the vesting period.

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Stock Options – 5 year vesting.  7,500 shares will be granted to you under our 2009 Stock Option Plan, a traditional option plan more fully described in our Proxy Statement.  The award will be made at the July 15, 2013 Compensation Committee Meeting. The Options are tied to the market price, which at the current price of approximately $125.00 (as of 5/10/13) represents a carry of $937,500.

It has been the Company’s practice to grant Long Term Incentive Awards on either a 2 or 3 year cycle depending upon the general business climate.

Other Long-Term Incentive Compensation

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Employee Stock Ownership Plan – Defined Contribution.  Five year vesting with withdrawals essentially only available for financial emergencies and at retirement.  This is a profit sharing model that is not leveraged and only contains CSW common stock or other issuer shares that may have been a dividend from CSW.  Contributions to the ESOP, which are determined by the Compensation Committee on the basis of the Company’s performance, is generally 10% of each employee’s covered compensation.  Currently there is an ERISA annual limit of $25,000 per person.  You will be eligible to participate after your first full year of employment.

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Retirement Plan – Defined Benefit.  Non-contributory plan, funded by CSW.  According to our actuaries, the Company’s normal cost of funding the plan is approximately 8% of covered compensation.  You will be eligible to participate after your first full year of employment.

As the Company’s President, you will receive a monthly auto allowance of $750 with Company paid covered parking, 15 paid vacation days per year, 8 paid holidays, and other competitive healthcare benefits including group medical insurance currently provided by UnitedHealthcare.

All background checks are complete.  This offer is only conditional upon your completion of the attached Employee Confidentiality and Noncompetition Agreement.

Joe, we are very pleased to extend this offer to you.  We are convinced you are exceptionally well qualified and properly motivated to lead Capital Southwest into its second 50 years.

Mr. Joseph B. Armes
May 10, 2013

Best regards,

/s/ Richard F. Strup
Richard F. Strup
Chairman of the Nominating Committee

Attachments:
•	2014 CSW Officer Bonus Plans
•	Employee Confidentiality and Noncompetition Agreement

AGREED and ACCEPTED:

/s/ Joseph B. Armes	5/13/2013
Joseph B. Armes	Date